Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AFFINION GROUP HOLDINGS, INC.

The undersigned officer of Affinion Group Holdings, Inc. does hereby certify that:

FIRST: The name of the corporation is Affinion Group Holdings, Inc., (the “Corporation”), which was originally formed under the name “Affinity Acquisition Holdings, Inc.”

SECOND: The date of filing of the Corporation’s original Certificate of Incorporation with the Department of State was: July 14, 2005.

THIRD:  That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Third Amended and Restated Certificate of Incorporation (the “Certificate”) of said corporation, declaring said amendment to be advisable and directing that the amendment proposed be submitted to the stockholders of the Corporation for consideration and approval.

FOURTH: That the holders of a majority of the outstanding shares of the Corporation, by written consent in lieu of a special meeting, consented to and adopted this amendment.

FIFTH: That this amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

SIXTH: That the Certificate is hereby amended by changing the first paragraph of Article IV so that, as amended, said paragraph shall be and read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 550,000,000, consisting of 540,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (collectively with the Common Stock , the “Capital Stock”).  In addition, the Corporation shall have the authority to issue up to 100,000,000 warrants to purchase shares of Class B Common Stock (the “Series A Warrants”).  The Common Stock shall be divided into two classes as follows: (a) Class A Common Stock, of which the Corporation shall have the authority to issue 360,000,000 shares (collectively, the “Class A Common Stock”) and (b) Class B Common Stock, of which the Corporation shall have the authority to issue 180,000,000 shares (collectively, the “Class B Common Stock”).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer as of the 6th of May 2014.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer